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Exhibit 2.3

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE WESTERN DISTRICT OF NORTH CAROLINA

In re:	)
)
J.A. JONES, INC., et al.,	)	Case No. 03-33532
	)	Chapter 11
Debtors.	)	Jointly Administered

ORDER APPROVING MOTION OF LOCKWOOD GREENE
ENGINEERS, INC. AND ITS DEBTOR SUBSIDIARIES FOR AUTHORITY
(1) TO SELL SUBSTANTIALLY ALL OF THEIR ASSETS OTHER THAN IN
THE ORDINARY COURSE OF BUSINESS FREE AND CLEAR OF LIENS,
CLAIMS, ENCUMBRANCES, AND OTHER INTERESTS PURSUANT TO 11
U.S.C. § 363(f), AND (2) TO ASSUME AND ASSIGN UNEXPIRED LEASES
AND EXECUTORY CONTRACTS PURSUANT TO 11 U.S.C. § 365

        THIS MATTER came before the Court for hearing on December 10, 2003 on the motion of Lockwood Greene Engineers, Inc., Jones Lockwood Greene, L.L.C., Jones LG, L.L.C., Lockwood Greene Systems Corporation,(1) Lockwood Greene E&C, L.L.C., and Lockwood Greene-Puerto Rico, Inc., debtors and debtors in possession (collectively, the "Debtors"), for authority, pursuant to 11 U.S.C. §§ 105, 363 and 365, and Rules 6004, 6006 and 9014 of the Federal Rules of Bankruptcy Procedure (the "Bankruptcy Rules"), for the Debtors (a) to sell substantially all of their assets, free and clear of liens, claims, encumbrances, and other interests, other than Permitted Liens (as defined below), and (b) to assume and assign unexpired leases and executory contracts (the "Motion"). Appearances were noted in the record. Upon due consideration of the Motion, the testimony and other evidence presented at the hearing, the pleadings of record, the arguments and representations of counsel, all other matters brought before the Court, and for good cause shown, the Court FINDS, DETERMINES and CONCLUDES as follows:

(1)
Lockwood Greene Systems Corporation was erroneously referred to as "Lockwood Greene Services Corporation" in the Motion.

FINDINGS OF FACT AND CONCLUSIONS OF LAW

        1.     On September 30, 2003 (the "Filing Date"), the Debtors other than Lockwood Greene-Puerto Rico, Inc. ("LG-Puerto Rico") filed voluntary petitions for relief under chapter 11 of title 11 of the United States Code, 11 U.S.C. § 101, et seq. (the "Bankruptcy Code"). LG-Puerto Rico, Inc. filed a voluntary chapter 11 petition on October 1, 2003. The Debtors' cases are being jointly administered with the bankruptcy cases of certain other direct and indirect subsidiaries of J.A. Jones, Inc. ("Jones"), the parent corporation of Lockwood Greene Engineers, Inc. ("LGE"). The Debtors are managing their assets and affairs as debtors-in-possession pursuant to Sections 1107 and 1108 of the Bankruptcy Code. An official committee of unsecured creditors was appointed in the Debtors' cases by Order entered October 20, 2003. No trustee or examiner has been appointed in any of the Debtors' cases. The Debtors filed the Motion pursuant to Sections 105, 363(b), (f) and (m) and 365 of the Bankruptcy Code and Bankruptcy Rules 6004, 6006 and 9014.

        2.     On October 28, 2003, the Debtors filed the Motion with the Court. The Court has jurisdiction over the Motion pursuant to 28 U.S.C. § 1334(b). The Motion is a core proceeding under 28 U.S.C. § 157(b)(2).

        3.     On October 28, 2003, the Debtors filed the Motion of Lockwood Greene Engineers, Inc. and its Debtor Subsidiaries for Order Establishing and Approving Bidding Procedures for Sale of Substantially All of Debtors' Assets (the "Sale Procedures Motion"). The Banks,(2) the Sureties, and the Committee supported the granting of the Expedited Hearing Motion and the approval of the Sales Procedures Motion.

(2)
Capitalized terms used but not defined in this Order shall have the meanings assigned to such terms in the Amended and Restated Asset Purchase Agreement (as defined in paragraph 10 of this Order) and, if not defined therein, in the Motion.

        4.     On November 18, 2003, the Court entered an Order approving the Sales Procedure Motion (the "Sales Procedures Order"), pursuant to which the Court scheduled a final hearing on the Motion for December 10, 2003 at 9:30 a.m. eastern time. The Debtors duly and timely served the Motion, the Sale Procedures Order, and the Court-approved notice of the hearing on the Motion (the "Notice") upon the Bankruptcy Administrator, the Banks, the Sureties, Deutsche Bank AG, the Committee, the PBGC, the Government, all parties claiming a lien on the Purchased Assets (as defined in the Asset Purchase Agreement), and all other parties requesting notice. The Debtors have also duly and timely served the Notice on the Debtors' employees, known creditors, and counterparties to the Assigned Contracts (as defined below). The Debtors also duly published the Notice in The Wall Street Journal, thereby providing additional notice to all parties in interest, including, without limitation, any holders of claims or interests who were unknown to the Debtors. The Debtors also duly and timely served the Motion, the Asset Purchase Agreement, the schedules and exhibits to the Asset Purchase Agreement, the Sale Procedures Order, and the Notice on all qualified parties known to the Debtors to be interested in purchasing the Purchased Assets. The Debtors have complied with all applicable service requirements, including notification of the Bankruptcy Administrator. The notice provided is appropriate in the particular circumstances, sufficient for all purposes under the Bankruptcy Code and the Federal Rules of Bankruptcy Procedure, and is reasonably calculated to apprise all parties in interest of the sale free and clear of their respective claims and interests. No further notice is due or necessary with respect to the Motion, the hearing on the Motion and the relief requested in the Motion.

        5.     LGE is a corporation organized and existing under the laws of the State of Massachusetts with its principal place of business in Spartanburg, South Carolina. Jones Lockwood Greene, L.L.C. ("LG-LLC") is a North Carolina limited liability company with its principal place of business in Spartanburg, South Carolina. Jones LG, L.L.C. ("Jones LG") is a North Carolina limited liability company with its principal place of business in Spartanburg, South Carolina. Lockwood Greene Systems Corporation ("LG-Systems") is a corporation organized and existing under the laws of the State of South Carolina with its principal place of business in Guaynabo, Puerto Rico. Lockwood Greene E&C, L.L.C. ("LG-E&C") is a South Carolina limited liability company with its principal place of business in Spartanburg, South Carolina. Lockwood Greene-Puerto Rico, Inc. ("LG-Puerto Rico") is a Puerto Rico corporation with its principal place of business in Guaynabo, Puerto Rico. LG-LLC, Jones LG, LG-Systems, LG-E&C, and LG-Puerto Rico are each wholly-owned subsidiaries of LGE. LGE also owns 100% of the outstanding equity interests in Lockwood Greene International, Inc. ("LG-International"), a South Carolina corporation with its principal place of business located in Spartanburg, South Carolina.

        6.     Pursuant to an Asset Purchase Agreement dated November 14, 2003 (the "Asset Purchase Agreement") by and among Jones, the Debtors, LG-International and CH2M HILL Companies, Ltd., the Debtors and LG-International, as sellers (together, the "Sellers"), agreed, subject to bankruptcy court approval, to sell, assign, transfer and deliver the Purchased Assets (as defined in the Asset Purchase Agreement) to CH2M HILL Companies, Ltd. Or its designated entities (the "Buyer").

        7.     On November 18, 2003 the Debtors filed the Asset Purchase Agreement with the Court. On November 18, 2003, the Debtors filed the proposed schedules and exhibits to the Asset Purchase Agreement with the Court. On or before 5:00 p.m., Eastern time, on December 3, 2003, the Buyer amended the schedules referenced in Article 1 of the Asset Purchase Agreement in accordance with the terms of the Sale Procedures Order and the Asset Purchase Agreement (the "Amended Article 1 Schedules"). The Debtors duly filed the Amended Article 1 Schedules with the Court and served the Amended Article 1 Schedules on those Qualified Bidders that requested such amended schedules in writing. The Amended Article 1 Schedules have been further amended by Buyer in the manner described on Annex I to the Amended and Restated Asset Purchase Agreement (as defined below). For purposes of this Order, the Amended Article 1 Schedules as further amended in the manner described on Annex I to the Amended and Restated Asset Purchase Agreement (as defined below) shall be referred to hereafter as the "Amended Schedules".

        8.     The Debtors have thoroughly marketed the Sellers' assets for sale on a going concern basis in accordance with the bidding procedures (the "Bidding Procedures") approved by the Court pursuant to the Sale Procedures Order. In addition to the offer made by Buyer pursuant to the Asset Purchase Agreement, the Debtors received two competing bids for the Purchased Assets (as defined in the Asset Purchase Agreement) by 5:00 p.m., eastern time on December 5, 2003, the bid deadline established pursuant to the Bidding Procedures. Of those bids, only one was a Qualified Bid (as defined in the Sale Procedures Order). After receipt of those bids, the Selection Committee (as defined in the Sale Procedures Order) met in Charlotte, North Carolina, to review the Qualified Bids and to determine which Qualified Bidders to invite to the Auction (as defined in the Sale Procedures Order). The Selection Committee invited Balfour Beatty and the Buyer to participate in the Auction (the "Auction Bidders"). The Debtors conducted the Auction on December 9, 2003 in accordance with the Bidding Procedures. Each of the Auction Bidders attended the Auction.

        9.     At the Auction, the Selection Committee determined that the Buyer submitted the highest and best bid for the Purchased Assets (as defined in the Asset Purchase Agreement).

        10.   The Sellers and the Buyer amended and restated the Asset Purchase Agreement pursuant to the Asset Purchase Agreement dated as of December 9, 2003, a copy of which is attached hereto as Exhibit "A" (the "Amended and Restated Asset Purchase Agreement"). Among other things, the Amended and Restated Asset Purchase Agreement amended and restated the Asset Purchase Agreement to (a) include LGE's equity interests in LG-Puerto Rico as part of the Purchased Assets that the Buyer is acquiring, and (b) increase the Base Purchase Price (as defined in the Asset Purchase Agreement) from $76,000,000 to $95,500,000. For purposes of this Order, except where otherwise noted, the term Purchased Assets shall hereafter mean and include the Purchased Assets as such term is defined in the Amended and Restated Asset Purchase Agreement.

        11.   The Purchased Assets include, without limitation, all of the Sellers' interests in and claims and rights under all contracts (including, without limitation, the Contracts listed in Schedule 2.11 of the Amended and Restated Asset Purchase Agreement), which includes all leases, including all schedules to master lease agreements, between LGE and Hewlett Packard Financial Services Company, f/k/a Compaq Financial Services Corporation ("HPFS") and all unexpired leases with Fleet Capital Leasing ("Fleet"), as noted in Exhibit A to the response filed by Fleet, to which the Debtors are a counterparty, but excluding the Excluded Contracts (as defined in the Amended and Restated Asset Purchase Agreement) (such contracts, excluding the Excluded Contracts, shall hereafter be referred to as the "Assigned Contracts" and each an "Assigned Contract"). The Purchased Assets also include, without limitation, with respect to the Acquired Entities (as defined in the Amended and Restated Asset Purchase Agreement) (i) the assets of those Acquired Entities listed in Schedule 1.2(j)(A) of the Amended Schedules to the extent that the "Method of Acquisition" set forth therein for such Acquired Entities is denominated as "Assets", (ii) the stock of those Acquired Entities listed in Schedule 1.2(j)(A) of the Amended Schedules to the extent that the "Method of Acquisition" set forth therein for such Acquired Entities is denominated as "Stock", (iii) the stock of those Acquired Entities listed on Schedule 1.2(j)(B) of the Amended Schedules to the extent that the "Method of Acquisition" set forth therein for such Acquired Entities is denominated as "Stock", and (iv) the 50% interest held by LG-International in Tebodin-Lockwood Greene B.V. (collectively, (i), (ii), (iii) and (iv), the "Assets and Stock of the Acquired Entities"). The Purchased Assets specifically do not include the Excluded Assets (as defined in the Amended and Restated Asset Purchase Agreement).

        12.   The Debtors complied in all material respects with the Sale Procedures Order. The Debtors have marketed the Purchased Assets thoroughly and believe that the Buyer's offer is the highest and best offer for the Purchased Assets. The Debtors know of no other potential buyers willing to make a higher and better offer for the Purchased Assets.

        13.   The offer submitted by the Buyer pursuant to the Amended and Restated Asset Purchase Agreement is the highest and best offer generated through an open and appropriate marketing process, and the purchase price is a fair and reasonable price and constitutes fair consideration for the Purchased Assets including, without limitation, the Assigned Contracts and the Assets and Stock of the Acquired Entities. The sale, transfer, conveyance and assignment of the Purchased Assets to the Buyer pursuant to the Amended and Restated Asset Purchase Agreement (the "Sale") are the result of arms-length negotiations by and among Jones, the Sellers and the Buyer, each of whom was represented by counsel.

        14.   Subject to the terms of this Order, the Sellers have all requisite corporate power and authority to own, lease, operate and sell the Purchased Assets and to assume and assign the Assigned Contracts.

        15.   The Sellers propose to sell the Purchased Assets (including, without limitation, the Assets and Stock of the Acquired Entities and any and all of LG-International's rights, title and interests in and to the Purchased Assets) to the Buyer free and clear of all Liens (as defined in the Amended and Restated Asset Purchase Agreement), claims, interests, encumbrances, pension liabilities (including, without limitation, any liability, claim, lien or obligation that is or may be asserted by the PBGC or any other party, before or after Closing, with respect to any pension plan of the Sellers or any affiliate of the Sellers), successor liability claims, and other Liabilities (as defined in the Amended and Restated Asset Purchase Agreement) and obligations, of every kind or description, on, relating to, in respect of or against the Purchased Assets, except for the Assumed Liabilities (as defined in the Amended and Restated Asset Purchase Agreement) and the Permitted Liens (as defined in the Amended and Restated Asset Purchase Agreement). The Banks and Sureties claim perfected liens and interests in and to some or all of the Purchased Assets. Jones, the Sellers, and other affiliates of Jones were unable to make the September 15, 2003 and October 15, 2003 scheduled payments to their pension plan. As a result, the PBGC asserts a statutory lien on the Purchased Assets as a result of such non-payment; however, the Sellers and other interested parties reserve all rights as to the attachment and perfection of any alleged liens or interests of the PBGC as to the sale proceeds.

        16.   It is essential that the Debtors sell the Purchased Assets as expeditiously as possible. Unless the Sale is closed promptly, the Debtors risk the loss of key employees and key customers due to the uncertainty surrounding the Debtors' future ownership and operations. Such losses would significantly erode the going concern value of the Purchased Assets. The Sale of the Purchased Assets to the Buyer on the terms and conditions set forth in the Amended and Restated Asset Purchase Agreement is preferable to a piecemeal liquidation of the Purchased Assets. The Sale proposed in the Amended and Restated Asset Purchase Agreement is in all respects an arms-length transaction negotiated in good faith by all parties and, if consummated, will be a purchase in good faith by Buyer. Accordingly, the contemplated Sale is in the best interests of the Debtors, the Debtors' estates and their creditors.

        17.   To consummate the Sale, the Sellers must assume and assign the Assigned Contracts to the Buyer. Except as specifically provided in this Order, the Sellers are not in default under the Assigned Contracts. Except to the extent this Order provides that certain specified parties may seek to assert defaults after the date hereof, no party to any of the Assigned Contracts has suffered any actual pecuniary loss as a result of any default by the Sellers; and the other parties to the Assigned Contracts are adequately assured of future performance by the Buyer under the Assigned Contracts. The assignment of the Assigned Contracts to the Buyer is subject to all provisions thereof, except as may be modified by consent of the parties or by the Court pursuant to applicable law. The Buyer's liabilities and obligations under the Assigned Contracts are limited as set forth in the Amended and Restated Asset Purchase Agreement. The Buyer has agreed to assume only the Assumed Liabilities (as defined in the Amended and Restated Asset Purchase Agreement). The Government's consent to the assumption and assignment of any Assigned Contract to which it or any of its agencies is a party is a condition precedent to the assumption and assignment of such contracts, and such consent either has been obtained or will be sought. Assumption and assignment of the Assigned Contracts as set forth herein is in the best interests of the Debtors, the Debtors' estates and their creditors and are due to be approved under Section 365 of the Bankruptcy Code.

        18.   Objections to the Motion (collectively, the "Objections") were filed by Rolf R. Tseng, iStar Spartanburg LLC, MG Newell Corp., Professional Project Services, Inc., Howe-Baker Engineers, Ltd., Sturgeon Electric Co., Fleet Capital Leasing, Anheuser-Busch Companies, Inc., Vollers Excavating & Construction, Cianbro Corp. ("Cianbro"), Zurich American Insurance Corporation ("Zurich"), and Hewlett-Packard Financial Services Company. D. Mark Dunning d/b/a Mark IV Software also appeared and objected to the Motion (the "Dunning Objection"). The Dunning Objection has been resolved by a separate order.

        19.   The Banks assert a perfected first priority security interest in all or substantially all of the Purchased Assets to the extent of sums advanced to the Debtors under the interim and final post-petition financing orders (the "DIP Loan"). The Banks further assert a perfected, second priority security interest in all or substantially all of the Purchased Assets as security for the loans and letter of credit reimbursement obligations owed by the Debtors to the Banks as of the Filing Date (the "Prepetition Bank Obligations") and as adequate protection for the Debtors' use of the Banks' cash collateral during the pendency of the Debtors' cases. The Sureties assert first priority perfected security interests in certain of the Debtors' and LG-International's assets pursuant to a General Agreement of Indemnity and for Security, as supplemented and amended, a surety bond facility agreement, as supplemented and amended, a Credit and Trust Agreement, as amended, and related pledge and security agreements. The PBGC also may assert an unperfected statutory lien on some or all of the Purchased Assets; however, such lien is the subject of a bona fide dispute as the Debtors assert that such lien is avoidable pursuant to Section 545 of the Bankruptcy Code. The Debtors have provided full and complete notice of the proposed Sale to all parties claiming an interest in the Purchased Assets. With respect to all parties asserting an interest in the Purchased Assets, the sale complies with all the requirements of Section 363(f) of the Bankruptcy Code because, among other things, (1) the Banks and Sureties consent to the proposed Sale, provided that their liens on the Purchased Assets (including, without limitation, the Assets and Stock of the Acquired Entities and all of LG-International's rights, title and interests in and to the Purchased Assets) attach to the proceeds derived from such Sale in the same priority and amount as existed immediately prior to the Closing of such Sale, (2) Wachovia consents to the delayed return of its letters of credit pursuant to paragraph O of the decretal portion of this Order, and (3) any liens asserted by the PBGC are the subject of a bona fide dispute.

        20.   The Debtors do not propose the Motion as a substitute for a chapter 11 plan. Rather, by the Motion, the Debtors seek authority only to conclude the Sale to preserve the value of the Purchased Assets for the benefit of their estates in furtherance of the liquidating chapter 11 plan that the Debtors intend to file with the Court (the "Plan"). The transfers described in the Amended and Restated Asset Purchase Agreement are proposed in connection with, and shall be consummated in furtherance of, the Plan. Pursuant to Section 1146(c) of the Bankruptcy Code, the issuance, transfer or exchange of a security, or the making or delivery of an instrument of transfer under the Amended and Restated Asset Purchase Agreement or pursuant to this Order may not be taxed under any law imposing a stamp tax or similar tax.

        21.   Subject to the terms of this Order and the Amended and Restated Asset Purchase Agreement, based on the foregoing, the transactions proposed in the Motion satisfy all requirements of Sections 363(b), (f) and (m) and 365 of the Bankruptcy Code. The Motion is due to be granted, and the Amended and Restated Asset Purchase Agreement and the transactions contemplated thereby are due to be approved, subject to the terms of this Order.

        22.   It is in the best interests of the Debtors, the Debtors' estates, and the Debtors' creditors to dismiss the bankruptcy case of LG-Puerto Rico once the Amended and Restated Asset Purchase Agreement has closed. Upon the Closing of the Amended and Restated Asset Purchase Agreement, the Buyer shall own, directly or indirectly, all the equity interests in LG-Puerto Rico. The Buyer requires that the bankruptcy case of LG-Puerto Rico be dismissed upon the Closing of the Sale. Accordingly, upon the Closing of the Amended and Restated Asset Purchase Agreement, cause shall exist under Section 1112(b) of the Bankruptcy Code to dismiss the chapter 11 case of LG-Puerto Rico. Pursuant to Bankruptcy Rule 9006, cause exists to reduce the notice period required by Bankruptcy Rule 2002 regarding the dismissal of the chapter 11 case of LG-Puerto Rico.

        23.   Jones, the Debtors, L-G International, their affiliates and others are contributing sponsors and/or members of a controlled group with respect to the Jones pension plan as those terms are defined in 29 U.S.C. §§ 1301(a)(13) and (14). This order is without prejudice to the rights of the PBGC to argue that none of the terms and conditions of the Sale contemplated under the Amended and Restated Asset Purchase Agreement shall be deemed to break up, or have the effect of breaking up, the Jones controlled group for purposes of the PBGC's liens and claims.

        24.   By Order dated October 7, 2003, the Court approved the employment of the law firm of Bradley Arant Rose & White LLP ("BARW") pursuant to 11 U.S.C. § 327(a) as general bankruptcy counsel for the Debtors. BARW has served as lead counsel to the Debtors with respect to the Sale of the Purchased Assets. Consistent with prior practice involving other asset sales by Jones' subsidiaries both inside and outside of bankruptcy, the Debtors propose to pay at Closing from the sale proceeds of the Purchased Assets all of BARW's outstanding fees and expenses incurred with respect to such sale. The fees and expenses incurred by BARW with respect to its representation of the Debtors in connection with this Sale total approximately $250,000. The Court concludes that it is in the best interests of the Debtors, the Debtors' estates, and the Debtors' creditors for BARW's fees and expenses incurred in connection with the Sale of the Purchased Assets up to an amount of $250,000 shall be paid at Closing (the "Legal Fee Payment"). BARW shall be required to file a final fee application, subject to Section 330 of the Bankruptcy Code, requesting payment and Court approval of the Legal Fee Payment.

        25.   The findings and conclusions set forth herein constitute the Court's findings of fact and conclusions of law pursuant to Bankruptcy Rule 7052, made applicable to this proceeding pursuant to Bankruptcy Rule 9014.

        26.   Notwithstanding anything to the contrary stated herein or in the Motion, the provisions of the Motion and this Order are expressly subject to the terms and conditions of the Amended and Restated Asset Purchase Agreement and the rights of each of the parties thereunder.

        WHEREFORE, based on the foregoing findings of fact and conclusions of law, it is hereby ORDERED, ADJUDGED and DECREED:

        A.    The Motion is GRANTED as provided herein.

        B.    All objections to the Motion not resolved by the terms of this Order or withdrawn are OVERRULED and DENIED.

        C.    The Sale of the Purchased Assets (including, without limitation, the Assets and Stock of the Acquired Entities and all of LG-International's rights, title and interests in and to the Purchased Assets) to the Buyer free and clear of all Liens, claims, interests, encumbrances, pension liabilities (including, without limitation, any liability, claim, lien or obligation that is or may be asserted by the PBGC or any other party, before or after Closing, with respect to any pension plan of the Sellers, or any affiliate of the Sellers, notwithstanding paragraphs 23 and D, which paragraphs shall have no affect on the Buyer or the Purchased Assets), successor liability claims, and other Liabilities and obligations, of every kind or description, on, relating to, in respect of or against the Purchased Assets, except for the Assumed Liabilities and the Permitted Liens, upon the terms and conditions set forth in the Amended and Restated Asset Purchase Agreement and this Order is hereby APPROVED and CONFIRMED.

        D.    Jones, the Debtors, L-G International, their affiliates and others are contributing sponsors and/or members of a controlled group with respect to the Jones pension plan as those terms are defined in 29 U.S.C. §§ 1301(a)(13) and (14). This order is without prejudice to the rights of the PBGC to argue that none of the terms and conditions of the Sale contemplated under the Amended and Restated Asset Purchase Agreement shall be deemed to break up, or have the effect of breaking up, the Jones controlled group for purposes of the PBGC's liens and claims.

        E.    Subject to the terms of this Order and the Amended and Restated Asset Purchase Agreement, pursuant to Sections 105 and 363 of the Bankruptcy Code, upon the Closing ("Closing") of the Sale, each of the Sellers is AUTHORIZED and DIRECTED to sell, transfer, convey and assign the Purchased Assets to Buyer free and clear of all Liens, claims, interests, encumbrances, pension liabilities (including, without limitation, any liability, claim, lien or obligation that is or may be asserted by the PBGC or any other party, before or after Closing, with respect to any pension plan of the Sellers, or any affiliate of the Sellers, notwithstanding paragraphs 23 and D, which paragraphs shall have no affect on the Buyer or the Purchased Assets), successor liability claims, and other Liabilities and obligations, of every kind or description, on, relating to, in respect of or against the Purchased Assets (including, without limitation, all Liens, claims, encumbrances and other interests of the Banks), except for the Assumed Liabilities and the Permitted Liens.

        F.     Pursuant to Sections 105 and 365 of the Bankruptcy Code, each of the Sellers is AUTHORIZED and DIRECTED to assume and assign and, effective as of the Closing, shall be deemed to have assumed and assigned to Buyer each of the Assigned Contracts, subject to the terms of this Order and the Amended and Restated Asset Purchase Agreement; provided, however, the objection of Sturgeon Electric Co. ("Sturgeon") with respect to cure amounts due under contracts related to the Debtors' Silverhawk Project to which Sturgeon is a counterparty (the "Sturgeon Contracts") is reserved for further hearing on December 16, 2003 at 1:00 p.m. as set forth herein. The assumption and assignment of the contracts pursuant to this Order shall not be effective with respect to the Sturgeon Contracts or to Sturgeon's cure rights pending further order of the Court upon determination of Sturgeon's cure rights. The Court ruled that Sturgeon did not receive adequate notice of the proposed sale and Sturgeon's objections to the sale are reserved pending the hearing on December 16, 2003. The Buyer retains the right, upon the Court's determination of Sturgeon's cure rights, to declare the Sturgeon Contracts to be an Excluded Asset as that term is defined in the Amended and Restated Asset Purchase Agreement.

        G.    Subject to the terms of this Order and the Amended and Restated Asset Purchase Agreement, each of the Sellers and Jones is AUTHORIZED and DIRECTED to consummate the sale of the Purchased Assets to Buyer and, pursuant to 11 U.S.C. § 105 and Bankruptcy Rule 6004(f)(2), to execute any instrument or document necessary or appropriate to consummate the sale of the Purchased Assets to Buyer and to otherwise implement the terms of this Order and the Amended and Restated Asset Purchase Agreement. Subject to the terms of this Order and the Amended and Restated Asset Purchase Agreement, each of the officers of LGE is hereby AUTHORIZED and DIRECTED to execute, on behalf of the Sellers and any affiliates of the Debtors (as the term "affiliate" is defined in Section 101(2) of the Bankruptcy Code), any and all instruments and documents (including, without limitation, all agreements, assignments, consents, checks, authorizations, releases, deeds, bills of sale, resolutions, certificates, affidavits, schedules, lists, and other papers) necessary or appropriate to consummate the sale of the Purchased Assets to Buyer and to otherwise implement the terms of this Order and the Amended and Restated Asset Purchase Agreement.

        H.    Subject to the terms of this Order and the Amended and Restated Asset Purchase Agreement, the Sellers and each other person or entity having duties and responsibilities under the Amended and Restated Asset Purchase Agreement or this Order, and their respective representatives and attorneys are hereby AUTHORIZED and DIRECTED to carry out all provisions of the Amended and Restated Asset Purchase Agreement and the Order and to issue, execute, deliver, file and record, as appropriate, the Amended and Restated Asset Purchase Agreement and such additional documents as may be reasonable and necessary to consummate the sale of the Purchased Assets and to take any action contemplated by the Amended and Restated Asset Purchase Agreement or this Order; without limitation, the Sellers are authorized and directed to pay at Closing from the gross sale proceeds the Legal Fee Payment to BARW.

        I.     At the Closing of the Sale, all of the Sellers' rights, title and interests in and to the Purchased Assets (including, without limitation, the Assets and Stock of the Acquired Entities and any and all of LG-International's rights, title and interests in and to the Purchased Assets) immediately shall vest in the Buyer free and clear of all Liens, claims, interests, encumbrances, pension liabilities (including, without limitation, any liability, claim, lien or obligation that is or may be asserted by the PBGC or any other party, before or after Closing, with respect to any pension plan of the Sellers or any affiliate of the Sellers, notwithstanding paragraphs 23 and D, which paragraphs shall have no affect on the Buyer or the Purchased Assets), successor liability claims, and other Liabilities and obligations, of every kind or description, on, relating to, in respect of or against the Purchased Assets (including, without limitation, all Liens, claims, encumbrances and other interests of the Banks), except for the Assumed Liabilities and the Permitted Liens, pursuant to Sections 105 and 363(f) of the Bankruptcy Code. Except as otherwise provided in the Amended and Restated Asset Purchase Agreement or in this Order, any and all Liens, claims, interests, encumbrances, pension liabilities (including, without limitation, any liability, claim, lien or obligation that is or may be asserted by the Sureties, the PBGC or any other party, before or after Closing, with respect to any pension plan of the Sellers or any affiliate of the Sellers, notwithstanding paragraphs 23 and D, which paragraphs shall have no affect on the Buyer or the Purchased Assets), successor liability claims, and other Liabilities and obligations, of every kind or description, on, relating to, in respect of or against any of the Sellers or any of the Purchased Assets (except for the Assumed Liabilities and the Permitted Liens) shall attach to the proceeds of the Sale in the order of their priority, to the same extent, and with the same validity, force and effect, as existed immediately prior to the Sale. Without limitation of the foregoing, except for the Assumed Liabilities and the Permitted Liens, neither the Buyer nor the Purchased Assets (including, without limitation, the Assets and Stock of the Acquired Entities and any and all of LG-International's rights, title and interests in and to the Purchased Assets) shall be subject to any Liens, claims, interests, encumbrances, pension liabilities (including, without limitation, any liability, claim, lien or obligation that is or may be asserted by the Sureties, the PBGC or any other party, before or after Closing, with respect to any pension plan of the Sellers or any affiliate of the Sellers, notwithstanding paragraphs 23 and D, which paragraphs shall have no affect on the Buyer or the Purchased Assets), successor liability claims, and other Liabilities and obligations, of every kind or description, on, relating to, in respect of or against the Purchased Assets including, without limitation, any claims or Liens arising from products sold or warranted prior to the proposed Sale, or any claims or Liens arising from any litigation or claims asserted against any of the Sellers.

        J.     Except for the Assumed Liabilities (including, without limitation, those Liabilities set forth on Schedule 1.4(a)(iii) of the Amended and Restated Asset Purchase Agreement), or as otherwise expressly provided in any written agreement directly between Buyer and a third party, the Buyer shall have no liability for any Liabilities of the Sellers or the Acquired Entities, whether arising prior to, on or after the Closing Date, including, without limitation, any Liabilities of the Sellers or the Acquired Entities for any environmental claims, asbestos claims, tort claims, claims for taxes, fines or pension claims or similar obligations (whether asserted by the PBGC or otherwise, notwithstanding paragraphs 23 and D, which paragraphs shall have no affect on the Buyer or the Purchased Assets). Without limiting the generality of the foregoing, the Buyer shall not have any successor or transferee liability of any kind or character for any Liability of the Sellers or Acquired Entities that the Buyer has not expressly assumed under the Amended and Restated Asset Purchase Agreement, including, without limitation, any liability, claim or obligation that is or may be asserted (before or after Closing) by the PBGC or any other party with respect to any pension plan of the Sellers, the Acquired Entities, or any affiliate of the Sellers or the Acquired Entities. Without limitation, Buyer is not a successor employer with respect to and is not liable for (i) the Sellers' failure to meet any current funding obligation to or other funding obligation under any defined benefit plan sponsored by Jones, (ii) any withdrawal liability under or the Sellers' failure to meet any current funding obligation to any multiemployer plan to which any of the Sellers was obligated to contribute, or (iii) any obligation to provide continuation coverage under any group health plan to current employees, former employees or retirees of any of the Sellers pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986 as codified at sections 600 through 608 of the Employee Retirement Income Security act of 1974, as amended and Section 4980B of the Internal Revenue Code of 1986, as amended.

        K.    Upon the filing of this Order with the clerk of the court of the respective counties or the secretary of state for any state in which any Liens, claim, interest, charge or encumbrance shall have been filed on or in the Purchased Assets, this Order shall constitute a satisfaction and release of all such Liens, claims, interests, charges and encumbrances on the Purchased Assets (except for the Permitted Liens), subject to the terms of this Order and the Amended and Restated Asset Purchase Agreement. The Buyer is authorized to file this Order (or an abstract thereof) with any such filing or recording office as necessary or appropriate to evidence such satisfactions and releases, and this Order is deemed to be in recordable form sufficient to be placed in the filing or recording system maintained by any such filing or recording office. The Buyer is hereby also authorized to prepare and file UCC-3 termination statements, or amendments as appropriate, to effectuate the provisions of this Order.

        L.    Pursuant to Section 1146(c) of the Bankruptcy Code, the transactions contemplated by the Amended and Restated Asset Purchase Agreement are determined to be under or in contemplation of the Plan, and therefore the issuance, transfer or exchange of a security, or the making or delivery of an instrument of transfer under the Amended and Restated Asset Purchase Agreement or pursuant to this Order (including, without limitation, real estate deeds) shall not be taxed under any law imposing a stamp tax, transfer tax or similar tax.

        M.   At closing, an amount representing the outstanding aggregate balance of the DIP Loan and the Prepetition Bank Obligations (collectively, the "Bank Obligations") shall be paid to Wachovia, both in its capacity as administrative agent for the Banks under the DIP Loan and in its capacity as collateral agent for the Banks under the Prepetition Bank Obligations, from the net proceeds from the Sale of the Purchased Assets remaining after payment of the Legal Fee Payment and other reasonable closing costs incurred in connection with such sale (the "Net Sale Proceeds").

        N.    The Net Sale Proceeds remaining after payment of the Legal Fee payment, the DIP Loan, the Prepetition Bank Obligations, and the other reasonable closing costs incurred in connection with such sale shall be deposited at Closing into a separate segregated account (the "Segregated Account"). The Debtors are authorized to pay from the Segregated Account the Debtors' and the LGE Committee's professional fees, as authorized by and in accordance with the Administrative Order Under 11 U.S.C. § § 105(a) and 331 Establishing Procedures for Interim Compensation and Reimbursement of Expenses For Professional (the "Interim compensation Order") entered on November 12, 2003, and to pay the Sureties professional fees. Other than such professional fees, any payments from the Segregated Account shall be only in accordance with further order of the Court. Any further payments from the Segregated Account shall be only in accordance with further order of the Court.

        O.    The Bank Obligations shall be paid by: (i) direct payment in immediately available funds of principal, interest and fees (including but not limited to all billed and unbilled fees and expenses of Banks' professionals and an estimate through Closing of unbilled fees and expenses of Banks' professionals) due on all funded Bank Obligations; (ii) execution and funding of a Reimbursement and Cash Collateral Agreement between Buyer and Wachovia in form and substance acceptable to Wachovia (the "Buyer Reimbursement Agreement") providing for the replacement of undrawn letters of credit and for the reimbursement of drawn letters of credit outstanding under the L/C Facility which reimbursement obligations are being expressly assumed by Buyer (the "Assumed Letters of Credit"); and (iii) additional funding to the cash collateral account currently held by Wachovia as collateral for the Prepetition Bank Obligations (the "Cash Collateral Account") pursuant to an amended and restated cash collateral agreement acceptable in form and substance to the Banks, the LGE Committee, the Sureties and the PBGC (the "Amended Cash Collateral Agreement") such that the balance thereof shall be equal to 115% of the U.S. dollar equivalent of the face amount, (which amount may be reduced from time to time) of such letters of credit to secure the reimbursement obligations with respect to letters of credit outstanding under the L/C Facility which are not being assumed by Buyer (the "Remaining Letters of Credit" and, with the Assumed Letters of Credit, the "Letters of Credit"), and to secure the payment of the reasonable fees and expenses of Wachovia (including but not limited to reasonable fees and expenses of Wachovia's counsel) with respect to the administration and enforcement of such Remaining Letters of Credit. In addition, to provide for payment in full of the reimbursement obligations arising from the Remaining Letters of Credit from the Cash Collateral Account and for non-renewal of the Remaining Letters of Credit on their respective expiry dates, LGE is expressly authorized to enter into the Amended Cash Collateral Agreement, amending and restating in a manner consistent herewith, in form and substance acceptable to Wachovia, that certain Cash Collateral Agreement dated January 29, 2003 between LGE and Wachovia. Wachovia is hereby granted relief from the automatic stay of 11 U.S.C. § 362 and is hereby authorized to, upon presentation of appropriate documentation, pay any draw upon the Remaining Letters of Credit in accordance with their terms and thereafter exercise its right of set-off against the Cash Collateral Account for reimbursement of such payments and for reimbursement of fees and expenses (including but not limited to reasonable fees and expenses of Wachovia's professionals) of Wachovia arising from or related to the Remaining Letters of Credit (collectively, the "Debtor Reimbursement Obligations"). Upon termination or complete draw of the Remaining Letters of Credit and payment in full of all Debtor Reimbursement Obligations, Wachovia shall pay to the Debtors the remaining balance, if any, in the Cash Collateral Account which funds will be deposited in the Segregated Account, subject to the liens that attached thereto pursuant to this Order. In the event the Cash Collateral Account shall prove insufficient to pay all Debtor Reimbursement Obligations, Wachovia shall be deemed to hold a perfected, first priority security interest in the Net Sale Proceeds to the extent of such shortfall. From and after the Closing, all obligations of the Banks to fund advances or otherwise perform under the DIP Loan, the Final Cash Collateral Order entered by the Court on October 22, 2003, and all obligations of the Banks with respect to the Prepetition Obligations (with the exception of Wachovia's obligations to pay timely and proper draws on the Letters of Credit) shall terminate and be of no further force and effect.

        P.     As conditions to assumption and assignment of that certain Office Lease dated June 8, 2001, as amended by the First Amended Lease, dated as of December 12, 2001, between iStar Spartanburg, LLC (the "Landlord") and LGE (the "Spartanburg Lease"), (1) to provide adequate assurance of future performance of the assignee of the Lease (the "New Tenant"); (a) the obligations of the New Tenant under the Spartanburg Lease shall be fully and unconditionally guaranteed by CH2M HILL Companies, Ltd. pursuant to a guarantee to be executed by CH2M HILL Companies, Ltd. in form and substance reasonably acceptable to landlord, and (b) Jones and LGE shall continue to maintain the irrevocable standby letter of credit in the amount of $579,630 posted on behalf of LGE in favor of Landlord as security for the obligations under the Lease (the "Spartanburg Lease L/C"), and the Spartanburg Lease L/C shall remain in effect and secure the obligations of the New Tenant; provided, however, that Jones, LGE or the New Tenant shall have the right to substitute $579,630 in cash for the Spartanburg Lease L/C at any time upon reasonable notice to Landlord; provided further, however, if Jones or LGE does not timely seek to renew the Spartanburg Lease L/C, such failure to renew shall not constitute a default under the Spartanburg Lease and the Landlord shall draw down the Spartanburg Lease L/C and hold the proceeds of the Spartanburg Lease L/C (the "Proceeds") as security for the obligations of New Tenant under the Spartanburg Lease; and (2) the Spartanburg Lease shall be amended to provide that the deadline for the New Tenant to complete certain repairs to the premises currently required to be completed by December 31, 2003, be extended to September 30, 2004. If the Spartanburg Lease is assumed and assigned to the New Tenant and, if the New Tenant defaults on or in its obligations under the Spartanburg Lease, and there is a draw on the Spartanburg L/C or the Proceeds, CH2M HILL Companies, Ltd. shall indemnify Jones to the extent of such draw on the Spartanburg L/C or the Proceeds pursuant to the terms of an indemnity agreement to be executed by and between CH2M HILL Companies, Ltd. and Jones.

        Q.    The Court retains exclusive jurisdiction to interpret and enforce the provisions of this Order, the Amended and Restated Asset Purchase Agreement, and any related agreement to which any of the Debtors is a party.

        R.    Notwithstanding anything herein or in the Asset Purchase Agreement to the contrary: (i) the Assets contemplated for sale hereunder shall not include those certain assets described in Exhibit "D" to that certain Limited Objection of Howe-Baker Engineers to the Motion of Lockwood Greene and Certain of Its Debtor Affiliates to Sell Substantially All of Their Assets (the "HBE Objection ""), and (ii) the sale of any assets currently located at the "Valero Site" (as defined in the HBE Objection) and not encompassed by subclause R(i) herein above, if any, shall remain subject to, and not free and clear of, the rights of Howe-Baker Engineers, Inc. to access and use such assets to the extent permitted pursuant to that certain Settlement Agreement and Release, attached as Exhibit "A" to the HBE Objection.

        S.     Notwithstanding anything contained in the Amended and Restated Asset Purchase Agreement or this Order to the contrary, the Debtors are hereby permitted to continue to use and occupy the premises leased pursuant to the New York Lease (as defined below) and/or the Atlanta Lease (as defined below) immediately following the Closing for a period not to exceed sixty (60) days in order to allow Buyer to make an orderly transition of the Purchased Assets located at such premises. For purposes of this paragraph P, the "New York Lease" shall mean the lease agreement with 205-215 Lexington Avenue Associates LLC for office space located at 205-215 Lexington Avenue, 12th & 14th floors, New York, New York and the "Atlanta Lease" shall mean the lease agreement with Cousins Properties Incorporated for office located at Inforum, 250 Williams Street, Suite 400, Atlanta, Georgia 30303. To the extent the Debtors actually use and occupy the premises leased pursuant to the New York Lease and/or the Atlanta Lease immediately following the Closing for a period not to exceed sixty (60) days, Buyer shall, as consideration for such use and occupancy, pay the respective rents stated in the New York Lease and/or the Atlanta Lease for the period(s) covering such use and occupancy (not to exceed sixty (60) days from the date of Closing) directly to the respective landlords thereunder, and shall be responsible for complying with all other obligations under such leases relating to Buyer's use and occupancy during such time period. Except for the foregoing obligation of Buyer, Buyer shall have no further liabilities or obligations under, relating to or in respect of the New York Lease or the Atlanta Lease or to the respective landlords thereunder.

        T.     Notwithstanding any other provision of this Order or the Amended and Restated Asset Purchase Agreement, the Sellers shall comply with applicable federal law with respect to the assignment and assumption of any of the Contracts to which the Government is a party. No federal contracts, licenses, permits, or similar interests shall be assumed or assigned without the consent of the United States or appropriate federal regulatory body. The Sellers shall comply with the notice, transfer, and novation requirements set forth in the relevant contract, license, or permit, as well as any applicable federal statutes or regulations, including, but not limited to, the Federal Acquisition Regulations. Cure requirements, if any, shall be determined by the appropriate federal agency in accordance with the contract and applicable federal law and regulations.

        U.    Subject to Paragraph H of this Order, this Order does not affect any right of recoupment or setoff or any defense that the Government has or may have against the Sellers of their bankruptcy estates. Nothing in this Order or the Amended and Restated Asset Purchase Agreement releases or relieves any entity of any debt or other obligation owed to the Government (except any obligations of the Sellers and the Acquired Entities under any Assigned Contracts that are assumed and assigned to Buyer with the Government's consent), including but not limited to those arising under police and regulatory statutes enforceable by the Government, subject to Paragraph H of this Order.

        V.     The entry of this Order does not diminish or otherwise affect any right, title or interest that the Government or its agencies have or may have in any materials, tools, unfinished work, and any other property in the possession or control of the Sellers pursuant to applicable federal statutes or regulations, including, but not limited to, the Federal Acquisition Regulations. To the extent that the Government or its agencies have or may have any right, title or interest in any such property, the Government shall retain such right, title and interest unless and until the Government consents. Nothing in this paragraph R of this Order is intended as, or shall be deemed to constitute, a waiver of any claim or interest that the Sellers, Buyer, the Acquired Entities or the Government has in or to any such materials, tools, unfinished work, and other property in the possession or control of the Debtors, and the parties expressly reserve all of their claims thereto and interests therein.

        W.    The Debtors are not assuming and assigning any insurance policies, including the Zurich policies; therefore, Zurich's objection is withdrawn.

        X.    The Debtors and the Buyer confirmed at the hearing that, in accordance with the terms of the Amended and Restated Asset Purchase Agreement and this Order, (1) the Debtors' interests in LGC-Mississippi (as such term is defined in the Amended and Restated Asset Purchase Agreement), a joint venture between LG-E&C and Cianbro, is among the Purchased Assets, (2) the LGC Mississippi Joint Venture Agreement and the LG-E&C Demand Note and Loan Agreement as referenced in Schedule 2.11 of the Amended and Restated Asset Purchase Agreement are Assumed Liabilities under Section 1.4 of the Amended and Restated Asset Purchase Agreement and the Order and (3) the LGC Mississippi Joint Venture Agreement, and the LG-E&C Demand Note and Loan Agreement are Assigned Contracts. Based upon the foregoing, Cianbro's objection is withdrawn.

        Y.    The Debtors and the Buyer confirmed at the hearing that, in accordance with the terms of the Amended and Restated Asset Purchase Agreement, all of the Debtors' executory contracts (1) between Anheuser-Busch Companies, Inc. or affiliates thereof (collectively "AB"), on the one hand, and any of the Debtors, on the other, and (2) between any Debtor and a third party to perform services with respect to any property owned by AB, shall be assumed and assigned, effective as of the Closing Date, to the Buyer, and the Buyer shall perform all obligations of the Debtor-contracting party thereunder, including without limitation, payment of any and all agreed-upon cure amounts due under each contract or agreement. Based upon the foregoing, AB's objection is withdrawn.

        Z.    As to the objection of Vollers Excavating and Construction Company, Inc. ("Vollers") [Docket No. 883] (the "Vollers Objection") to the Sale Motion [Docket No 418], Vollers and the Debtors have agreed, and the Court orders, as follows: (1) the Demolition Subcontract and the Site Work Subcontract referenced in the Vollers Objection are excluded from the Asset Purchase Agreement as a subcontractor agreement that is part of the Construction Management Agreement between E.R. Squibb, Inc. and Jones LG, LLC (the "Squibb Contract") listed on amended Schedule 1.3(b) to the Asset Purchase Agreement; (2) the definition of Accounts Receivable in Section 1.2(i) of the Asset Purchase Agreement does not include accounts receivable to Jones LG, LLC on the Excluded Contracts and subcontracts listed on amended Schedule 1.3(b) to the Asset Purchase Agreement. Moreover, any funds paid to Jones LG, LLC on the Squibb Contract, and any funds still owing to Jones LG, LLC on the Squibb contract, are not part of the "Purchased Assets" in the Asset Purchase Agreement; and (3) Jones LG, LLC will provide an accounting on the Squibb Contract to Vollers within 14 days of the entry of this Order, which accounting shall include (i) the total amount that has been paid to Jones LG, LLC on the Squibb Contract, (ii) the total amount still owing to Jones LG, LLC on the Squibb Contract, (iii) the total amount Jones LG, LLC has paid to its subcontractors and material suppliers on the Squibb Contract; and (iv) the total amount Jones LG, LLC still owes its subcontractors and material suppliers on the Squibb Contract.

        AA. Except for the Assumed Liabilities, the Buyer Reimbursement Agreement, and Permitted Liens, pursuant to Sections 105(a) and 363 of the Bankruptcy Code, all persons and entities are hereby enjoined from taking any action against Buyer or any of the Purchased Assets (including, without limitation, the Assets and Stock of the Acquired Entities and all of LG-International's rights, title and interests in and to the Purchased Assets) to recover or enforce any Liens, claims, interests, encumbrances, pension liabilities (including, without limitation, any liability, claim, lien or obligation with respect to any pension plan of the Sellers or any affiliate of the Sellers), successor liability claims, and other Liabilities and obligations, of every kind or description which such person or entity has against the Sellers or the Acquired Entities.

        BB.  The provisions of this Order are non-severable and mutually dependent.

        CC. This Order shall inure to the benefit of Buyer, the Sellers, and their respective successors and assigns, including, but not limited to, any chapter 11 or chapter 7 trustee that may be appointed in any of the Debtors' cases and shall be binding upon any trustee, party, entity or fiduciary that may be appointed in connection with these cases or any other or further cases involving any of the Sellers whether under chapter 7 or chapter 11 of the Bankruptcy Code.

        DD. As part of the Purchased Assets, Buyer is acquiring all of the assets of those Acquired Entities listed in Schedule 1.2(j)(A) of the Amended Schedules to the extent that the "Method of Acquisition" set forth therein for such Acquired Entities is denominated as "Assets". The Sellers are authorized and directed to cause such Acquired Entities to transfer, convey and assign all of their respective assets (collectively, the "Acquired Entity Assets") to Buyer upon the Closing. Upon the Closing, the Acquired Entity Assets shall immediately vest in Buyer free and clear of all Liens, claims, interests, encumbrances, pension liabilities, successor liability claims, and other Liabilities and obligations, of every kind or description, on, relating to, in respect of or against such assets, except for the Assumed Liabilities and the Permitted Liens. The Sellers shall allocate a portion of the Purchase Price for the Purchased Assets to the Acquired Entity Assets, which represents fair consideration for such assets.

        EE. Immediately following Closing, the Sellers shall present an order to this Court certifying that the Sale closed, dismissing, without further notice or hearing, the bankruptcy case LG-Puerto Rico pursuant to 11 U.S.C. § 1112(b) and Bankruptcy Rules 2002 and 9006 and providing that the assets of LG-Puerto Rico shall remain vested in it subject only to the Assumed Liabilities and the Permitted Liens, and this Court shall promptly enter such Order.

        FF.   All labor agreements as set forth on Schedule 2.20 of the Amended and Restated Asset Purchase Agreement shall be assumed subject to the right of Buyer and the National Building and Construction Trades Department of the AFL-CIO, and any regional and local affiliates thereof, to consensually modify such agreements including, without limitation, to modify such agreements to conform such agreements to the form of the Bristol Myers-Squibb form project labor agreements to which most of the local affiliated chapters of the Building and Construction Trades Department of the AFL-CIO are already signatories.

        GG. Notwithstanding any other term or provision of this Order, HPFS and Fleet, and each of them, may, within 10 days of the date of this Order, serve written notice upon the Buyer and the Sellers of additional claims, if any, based on uncured defaults under any executory contract or unexpired lease assumed and assigned pursuant to this Order. Such uncured defaults, if any, shall be paid by the Buyer in accordance with the terms of the Amended and Restated Asset Purchase Agreement and the underlying lease or contract; subject to the rights of the Buyer and the Sellers to dispute the existence or amount of such defaults. Pending the determination of the existence or amount of any such defaults, the Buyer retains the right to declare any such HPFS or Fleet excutory contract or unexpired lease to be an Excluded Asset as that term is defined in the Amended and Restated Asset Purchase Agreement.

        HH. Notwithstanding any other term or provision of this Order, (1) the claim asserted by Siemens Building Technologies ("Siemens") with respect to the Debtor's contract with Siemens at the Biological Science Facility in Rockville, Maryland, (the "Rockville Contract") in the amount of $20,400.00 shall be assumed and paid by the Buyer upon assumption and assignment of the Rockville Contract according to the terms of the Rockville Contract; and (2) the claim asserted by MG Newell Corporation ("MG Newell") with respect to the Debtors' contract with MG Newell at the Bush Brothers Bean Processing Plant (the "Bush Brothers Contract") shall be paid according to the terms of the Bush Brothers Contract, and nothing herein shall be deemed to affect or limit in any way MG Newell's rights in any property of Bush Brothers & Company, including, but not limited to those lien rights asserted in the Notice of Lien Claim filed on behalf of MG Newell on or about October 22, 2003, except to the extent of payment of the debt underlying such lien claim.

        II.    The parties to the sale have acted in good faith and are entitled to and are hereby granted the protections of Section 363(m) of the Bankruptcy Code. The Buyer is a good faith purchaser within the meaning of Section 363(m) of the Bankruptcy Code. The Buyer has not engaged in any actions or conduct prohibited by Section 363(n) of the Bankruptcy Code.

        JJ.   For cause shown, this Order shall not be stayed under Bankruptcy Rules 6004(g) and 6006(d), and the Sellers, Buyer, and all other parties whose consent is or may be required are authorized to consummate the transactions approved in this Order immediately upon entry.

        DONE this            day of December, 2003.

UNITED STATES BANKRUPTCY JUDGE

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ORDER APPROVING MOTION OF LOCKWOOD GREENE ENGINEERS, INC. AND ITS DEBTOR SUBSIDIARIES FOR AUTHORITY (1) TO SELL SUBSTANTIALLY ALL OF THEIR ASSETS OTHER THAN IN THE ORDINARY COURSE OF BUSINESS FREE AND CLEAR OF LIENS, CLAIMS, ENCUMBRANCES, AND OTHER INTERESTS PURSUANT TO 11 U.S.C. § 363(f), AND (2) TO ASSUME AND ASSIGN UNEXPIRED LEASES AND EXECUTORY CONTRACTS PURSUANT TO 11 U.S.C. § 365